Exhibit 23.4

Consent of Independent Auditors

We consent to incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement on Form S-11 (File No. 333-217578) (the Registration Statement), of Procaccianti Hotel REIT, Inc. (the Company) of our report dated June 27, 2018, relating to the financial statements of Grand Traverse Hotel Properties, LLC d/b/a Hotel Indigo, which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of income, changes in members’ capital and cash flows for the years then ended, and the related notes to the financial statements, and to the reference to us, under the caption “Experts” in this Registration Statement.

Sincerely,

/s/ Blum, Shapiro & Company, P.C.

Blum, Shapiro & Company, P.C.

Cranston, Rhode Island

April 26, 2019